Reuters Market News
Fitch ups Pacific Northwest Bancorp l-t ratings
Wednesday October 16, 12:44 pm ET

(Full text of press release provided by Fitch Ratings.)

NEW YORK, Oct 16—Fitch Ratings has upgraded the senior debt ratings of Seattle-based Pacific Northwest Bancorp (PNWB) and its banking subsidiary, Pacific Northwest Bank, to 'BBB' from 'BBB-' and revised the Rating Outlook to Stable from Positive. Fitch has also upgraded the company's trust preferred securities issued through InterWest Capital Trust I to 'BBB-' from 'BB+'. A list of the company's ratings is provided at the end of this release.

PNWB is successfully completing its transition from a thrift into a community banking company, positioning its franchise as a local alternative to its larger regional competitors. Following some earlier missteps, a new management team, in place since 2000, has completed the original goals of reducing interest rate risk, remixing the balance sheet, consolidating bank charters/systems and improving operating results. In addition, the company has shown sound asset quality despite the downturn in the local Pacific Northwest economy where the company's loan portfolio is concentrated. Historically, the company has maintained low levels of NCOs. While the level of earnings is slightly below many peer comparisons, earnings have improved and should continue to improve as the company achieves further efficiencies and balance sheet mix changes. Capital levels remain sound.

Ratings:
Pacific Northwest Bancorp
—Long-Term Senior upgraded to 'BBB' from 'BBB-';
—Short-Term affirmed at 'F3';
—Individual upgraded to 'B/C' from 'C';
—Support affirmed at '5';
—Outlook revised to Stable from Positive.

Pacific Northwest Bank
—Long-Term Deposits upgraded to 'BBB+' from 'BBB';
—Long-Term Senior upgraded to 'BBB' from 'BBB-';
—Short-Term Deposits upgraded to 'F2' from 'F3';
—Short-Term affirmed at 'F3';
—Individual upgraded to 'B/C' from 'C';
—Support affirmed at '5';
—Outlook revised to Stable from Positive.

InterWest Capital Trust I
—Trust Preferred Securities upgraded to 'BBB-' from 'BB+'.